Exhibit (h)(2)

AMENDMENT

TO THE AGENCY AGREEMENT

AMENDMENT No. 1

This AMENDMENT NO. 1 is made as of July 13, 2016 to that certain AGENCY AGREEMENT (together with the exhibits attached here and thereto, this “Agreement”), dated the 1st day of April, 2007 by and between DEUTSCHE TAX FREE TRUST (formerly known as DWS Tax Free Trust) (the “Fund”) and DEUTSCHE AM SERVICE COMPANY (formerly known as DWS Scudder Investments Service Company), a Delaware corporation (the “Service Company”).

NOW, THEREFORE, in consideration of the mutual promises set forth and for other good and valuable consideration, the parties hereby agree to amend the Agreement as follows:

1.	Section 5 D is hereby replaced by the following:

Reference is made herein to the January 1, 2011 Amended and Restated Agency Agreement, by and between DST SYSTEMS, INC. (“DST”) and Service Company and all subsequent amendments to that agreement (“DST Agreement”). The DST Agreement provides for the fulfillment of Service Company’s transfer agency services outlined in this Agreement by DST and delegated pursuant to Section 21 C of this Agreement. Exhibit F of the DST Agreement provides for certain service level bonuses and liquidated damages based on the quality of services provided. The parties agree that all liquidated damage payments made by DST to Service Company or its affiliates in respect of the Fund pursuant to Sections C or D of Exhibit F of the DST Agreement shall be passed through to the Fund, and that all bonus payments payable by Service Company in respect of the Fund pursuant to Exhibit F of the DST Agreement shall be an obligation of, and borne by, the Fund. The standards for these payments will be negotiated as provided for in Exhibit F of the DST Agreement. All payments made pursuant to this amendment shall be charged or credited to the funds based on the relative number of accounts subject to the Annual Per Account Fee under the Retail and IRA Account Fee Schedule, except omnibus accounts and Matrix Level III accounts. The Retail and IRA Account Fee Schedule does not cover wholesale money funds and is to be distinguished from the Retirement Account Fee Schedule. The number of accounts will be measured on the last day of the period with respect to which the charge or credit is to be assessed. Service Company shall report to the Board of the Fund at least annually regarding any adjustments to anticipated call volumes, and shall report to the Fund as least semi-annually regarding any liquidated damage payments or bonus payments paid to or by the Fund, as the case may be.

2.	Section 7 A is hereby replaced by the following:

Service Company shall not be responsible for, and Fund shall indemnify and hold Service Company harmless from and against any and all claims, actions, suits, losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to (a) all actions of Service Company required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or without willful misconduct, or (b) the breach of any representation, warranty or obligation of Fund under this Agreement.

3.	Section 7 B is hereby replaced by the following:

Fund shall not be responsible for, and Service Company shall be liable for and indemnify and hold Fund harmless from and against any and all claims, actions, suits, losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to: (a) Service Company’s own negligence, bad faith or willful misconduct or (b) the breach of any representation warranty or obligation of Service Company under this Agreement.

4. Section 8 B is hereby replaced by the following:

Service Company on its own, or through its agent, hereby agrees to establish and maintain facilities and procedures reasonably acceptable to Fund for safekeeping of share certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices. Further, Service Company agrees to carry a fidelity bond and an errors and omissions/directors and officers liability insurance coverage with insurers reasonably acceptable to Fund and in minimum amounts that are reasonably acceptable to Fund, which will not be changed without the consent of Fund, which consent shall not be unreasonably withheld, and which will be expanded in coverage or increased in amounts from time to time if and when reasonably requested by Fund. If Service Company determines that it is unable to obtain any such insurance upon commercially reasonable terms, it shall promptly so advise Fund in writing. In such event, Fund shall have the right to terminate this Agreement upon 30 days notice.

5. Exhibit B is hereby deleted.

6. Section 8 G is hereby replaced by the following:

Service Company shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility or transportation service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, general strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, freezes, floods, fires, tornados, hurricanes, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to Service Company’s reasonable control which prevents or hinders Service Company’s performance hereunder; provided that for the duration of any such force majeure event, Service Company has continued to use all commercially reasonable efforts to overcome such force majeure and provided further that (i) Service Company has complied with all of its obligations under this Agreement, (ii) DST has fulfilled its obligations to provide redundancy facilities and disaster recovery facilities pursuant to the DST Agreement, (iii) DST has, in the Fund’s reasonable belief, established and maintained a business continuity plan as described in Section 8H of this Agreement and (iv) DST has used commercially reasonable efforts to assist the Fund in obtaining reasonably comparable services promptly from another source; provided, however, if an event described in this Section, in the Fund’s reasonable belief, materially affects Service Company’s ability to perform its obligations under this Agreement for a period of thirty (30) days, then the Fund shall have the right to terminate this Agreement upon ten (10) days written notice to Service Company.

7. The following is hereby inserted as a new Section 8 H:

Service Company will seek to ensure that DST shall (i) maintain at a location other than its normal location, in accordance with applicable law and industry standards, appropriate redundant facilities for back-up of its sub-agency operational responsibilities under the DST Agreement in the event of a power failure, disaster or other interruption that are available to permit DST to continue performing its obligations under this Agreement with minimal disruption (the “DST Business Contingency Plan”); (ii) continuously back up Service Company’s files and data, including securityholder and Fund records, and shall store the back-up files in a secure manner at a location other than its normal location, so that, in the event of a power failure, disaster or other interruption at such normal location, Service Company’s files and data, including the securityholder and Fund records, will be maintained intact and DST will be able to continue processing at such other location without substantial disruption or curtailment of the services provided to Service Company; (iii) keep the back-up files at such other location in accordance with such procedures as the Service Company and DST may agree from time to time; (iv) invite Service Company to participate in at least one test annually of the DST Business Contingency Plan; (v) complete a successful test of the DST Business Contingency Plan at least once each year; and (vi) provide Service Company with a written report of all tests in which clients are invited to participate.

8.	The following is hereby inserted as a new Section 8 I:

Service Company will comply with its information and data security policies and procedures (the “Service Company Data Security Policies”) and will seek to ensure that DST will comply with its information and data security policies and procedures (the “DST Data Security Policies.”) Service Company represents and warrants that the Service Company Data Security Policies and DST Data Security Policies contain administrative, technical, and physical safeguards designed to (i) protect the security and confidentiality of information regarding the Fund and its shareholders; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; (iii) protect against unauthorized access to or use of such information that could result in harm or inconvenience to the Fund or its shareholders; (iv) appropriately dispose of such information; and (v) provide that Service Company or DST, as the case may be, will promptly report to the Fund any confirmed breaches or confirmed security incidents which relate to the Fund or its shareholders.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to the Agreement to be executed by their respective duly authorized officer as of the day and year first set forth above.

DEUTSCHE TAX FREE TRUST

By: /s/ John Millette
Name: John Millette
Title: Vice President and Secretary

ATTEST:
/s/ Hepsen Uzcan
Name: Hepsen Uzcan
Title: Vice President and Assistant Secretary

DEUTSCHE AM SERVICE COMPANY

By: /s/ Mike Sharkey
Name: Mike Sharkey
Title: Vice President

ATTEST:

/s/ Kristine Lyons
Name: Kristine Lyons
Title: Vice President